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                                                                   EXHIBIT 10.39

                          AMENDMENT TO LETTER AGREEMENT

     AMENDMENT, effective as of April 30, 2003 (the "Amendment"), to the Letter Agreement, dated April 30, 2003 (the "Letter Agreement"), between Delford M. Smith (the "Employee") and Evergreen International Aviation, Inc. (the "Company").

     WHEREAS, the Employee and the Company have previously entered into the Letter Agreement; and

     WHEREAS, the Company and the Employee wish to amend the Agreement by this Amendment.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company have agreed and do hereby agree to amend the Letter Agreement as follows, effective as of the date hereof:

     1. Termination for Disability or Death. Section 7(b) of the Letter
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Agreement is hereby amended to read in its entirety as follows:

     "(b) Termination for Disability or Death. In the event your employment is terminated as a result of your Disability or death, you or your estate (as the case may be) will be entitled to:

     (1) your Base Salary through the date of such termination;

     (2) a portion of your Annual Bonus for the year in which the termination occurs, prorated through the date of such termination;

     (3) any benefits payable under applicable welfare benefit plans or other arrangements; and

     (4) any Contingent Payment, which becomes due and payable in accordance with the terms of this Agreement.

     For purposes of this Agreement: "Disability" shall be defined to mean your inability to work by reason of your disability for a period of six (6) consecutive months.

     For the purposes of this Section 7(b), "Contingent Payment" shall be defined to mean an amount equal to (i) five (5) times your Base Salary then in effect plus (ii) an amount equal to five (5) times the average of Annual Bonuses paid to you in the five (5) years immediately preceding such termination, payable in equal installments in accordance with Company's normal payroll practices for a period of five (5) years following termination of employment; provided however, that the Company will not be required to make such payment if all of the directors of the Company then in office other than

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yourself (the "Remaining Directors") determine by vote of more than two-thirds of the Remaining Directors that it would be in the best interest of the Company not to make such payment, at a meeting of the Board, properly called in accordance with the bylaws of the Company and held within two weeks of your Disability or death.

     2. Except as otherwise provided herein, the remaining terms of the Letter Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto signed this Agreement, this 8th day of October, 2003.

                                          Evergreen International Aviation, Inc.

                                          By:   /s/ Gwenna R. Wootress
                                               ---------------------------------

                                          Its:  Corporate Secretary
                                               ---------------------------------

                                          Delford M. Smith

                                                /s/ Delford M. Smith
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